Exhibit No. 10.1

Tandem Merit Bonus Plan Agreement

This Merit Bonus Plan supplements the United Retail Group, Inc. Incentive Compensation (“IC”) Plan for selected incumbent Senior Vice Presidents, Vice Presidents and Directors (as of the beginning of the fiscal year in question) whose activities support the Company’s line executives. Those eligible to participate, as selected by the Chairman of the Board, support the product directors, planners, designers, marketing executives, and sales executives of the business. The purpose of this Merit Bonus Plan is to provide appropriate financial incentives to key executives whose support of the other executives who drive sales is essential to the success of the business.

The Merit Bonus Plan shall operate in the following manner.

  The Chairman of the Board of United Retail Group, Inc. and his designees shall assign operational performance goals and projects for a fiscal year to each participant; all performance goals and projects shall have measurable completion criteria and fixed deadlines.
  The Chairman shall be authorized in his sole discretion to make cash bonus awards for a fiscal year to participants who successfully achieve their assigned performance goals and complete projects on time.
  The amount of each award shall reflect, among other things, the difficulty of the specific and measurable performance goals achieved and the specific projects completed, the degree of success, the positive effect on annual consolidated operating results and the general job performance of the participant, provided, however, that in the event an annual operating loss shall be incurred, any award shall be in the Chairman's sole discretion.
  The merit bonus award to each participant for a fiscal year shall not exceed the remainder of (i) the equivalent of the amount that would be payable to the participant under the IC Plan in the event 40% of the 100% target operating income is achieved in both seasons in the fiscal year, minus (ii) the amount actually paid to the participant for both seasons under the IC Plan, either in accordance with its terms or as a guaranteed minimum payment as part of a hiring package for a newly employed participant.
  For example, if two seasonal IC payouts are actually made based on achieving the 20% operating income target, the maximum annual merit bonus to a participant would be equal to the two IC payouts combined.
  Merit bonus awards shall be subject to withholding taxes.
  To earn a merit bonus, the participant shall be employed by the Company or shall be on military leave of absence, at the time of the first meeting of the Compensation Committee of the Company's Board of Directors following the fiscal year in question.

Dated: February _____, 2004	__________ (Please Sign) __________ (Please print your name)